Exhibit 107.1

Calculation of Filing Fee Table

FORM S-8

(Form Type)

DIGINEX LIMITED

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Ordinary shares, par value $0.00005 per share	Rule 457(a)	43,200,000	$1.91	$82,512,000	$138.10 per $1,000,000	$11,394.91
Total Offering Amounts					$82,512,000		$11,394.91
Total Fee Offsets							—
Net Fee Due							$11,394.91

(1)	This Registration Statement on Form S-8 covers (i) 43,200,000 ordinary shares, par value $0.00005 per share, of Diginex Limited (the “Ordinary Shares”) authorized to be issued under the Diginex Limited 2024 Omnibus Incentive Plan (the “Plan”), and (ii) pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), such indeterminate number of additional Ordinary Shares as may become issuable to prevent dilution in the event of stock splits, stock dividends or similar transactions pursuant to the terms of the Plan. The price per share was calculated in accordance with Rule 457(c) and (h) of the Securities Act for purposes of calculating the registration fee. The maximum aggregate offering price was computed based on the average of the high and low price of the Ordinary Shares on January 20, 2026.